Exhibit 10.7

[•], 2011

Mr. Bert E. Downing, Jr.
Vice President, Chief Financial Officer,
 Corporate Controller and Treasurer
Keystone Consolidated Industries, Inc.
5430 LBJ Freeway, Suite 1740
Dallas, Texas  75240

Dear Bert:

In connection with the proposed distribution (“Distribution”) by Keystone Consolidated Industries, Inc. (“Keystone”), at no charge to the stockholders of Keystone, of non-transferrable subscription rights (the “Subscription Rights”) to purchase an aggregate of up to 3,025,483 shares (“Shares”) of common stock, par value $0.01 per share, of Keystone (the “Subscription Rights Offering”), on the following terms and conditions:

•	Keystone stockholders would receive one subscription right in the Distribution for each Share held by such stockholders;
•
each whole Subscription Right entitles each Keystone stockholder to purchase 0.25 Shares (the “Basic Subscription Right”) for $[•] per Share (the “Subscription Price”), provided that Keystone will not issue fractional Shares in the Subscription Rights Offering, and stockholders will only be entitled to purchase a whole number of Shares, rounded down to the nearest whole Share; and

•
any Keystone stockholder electing to fully exercise its Basic Subscription Rights will have the ability to exercise an over-subscription privilege to subscribe for any additional Shares that may be available for purchase in the Subscription Rights Offering (the “Over-Subscription Privilege”),

Keystone and Contran Corporation (“Contran”) hereby agree in this letter agreement (“Letter Agreement”) as follows:

1.           Provided Keystone does not increase the Subscription Price, prior to the expiration of the Subscription Rights Offering, Contran will fully exercise its Basic Subscription Right.

2.           Provided Keystone does not increase the Subscription Price, prior to the expiration of the Subscription Rights Offering, subject to the availability of Shares, Contran will exercise its Over-Subscription Privilege to the fullest extent possible.

3.           Provided Keystone effects the Distribution, whether or not the Subscription Rights Offering is completed, Contran will reimburse Keystone for all of Keystone’s reasonable out-of-pocket costs and expenses incurred by Keystone in connection with the Subscription Rights Offering.

4.           Assuming the Subscription Rights Offering is completed, Keystone will use all of the proceeds from the Subscription Rights Offering to declare and pay a special one-time cash dividend (the “Special Dividend”) of $[•] per Share to all holders of Shares on a record date to be determined by the Board of Directors of Keystone shortly after completion of the Subscription Rights Offering, with the declaration of such Special Dividend by the Board to occur immediately following the completion of the Subscription Rights Offering.

5.           In exercising its Basic Subscription Rights and Over-Subscription Privilege, Contran shall only be obligated to pay prior to the expiration of the Subscription Rights Offering to Computershare Trust Company, N.A., the subscription agent (“Subscription Agent”) for the Subscription Rights Offering as well as Keystone’s transfer agent for its Shares, an aggregate amount equal to $[•] (“Contran Net Payment”).  Following completion of the Subscription Rights Offering, on the payment date for the Special Dividend, Keystone will cause the Subscription Agent to pay to Contran the amount, if any, represented by the excess of (A) the aggregate amount of the Special Dividend payable to Contran, based on the Shares owned by Contran as of the record date of the Special Dividend, including Shares acquired by Contran in the Subscription Rights Offering, over (B) the amount determined by subtracting the Contran Net Payment from the aggregate amount Contran would be required to pay for the Shares acquired by Contran in the Subscription Rights Offering.  As a result of the foregoing, Contran will be deemed to have fully paid for all of the Shares acquired in the Subscription Rights Offering, and Keystone will be deemed to have fully paid the aggregate amount of the Special Dividend owed to Contran.

6.           Keystone shall cause the Subscription Agent to hold the Contran Net Payment and any amounts paid to the Subscription Agent by stockholders of Keystone other than Contran in respect of Shares actually acquired by such Keystone stockholders in connection with the Subscription Rights Offering (collectively, the “Subscription Agent Aggregate Funds”) until the payment date for the Special Dividend.  None of such Subscription Agent Aggregate Funds will be distributed to Keystone.

7.           Keystone’s and Contran’s respective obligations under this Letter Agreement are subject to the terms and conditions of the Subscription Rights Offering as more fully described in the Registration Statement, including, without limitation, Keystone’s ability to terminate and cancel the Subscription Rights Offering at any time and for any reason.  As used herein, the term “Registration Statement” means the Registration Statement on Form S-1 relating to the Subscription Rights Offering (File No. 333-[•]), as amended and as may be further amended from time to time (including post-effective amendments), filed by Keystone with the Securities and Exchange Commission.

8.           This Letter Agreement shall terminate and the transactions contemplated hereby shall be abandoned in the event Keystone terminates or cancels the Subscription Rights Offering.

9.           This Letter Agreement is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Letter Agreement and nothing set forth in this Letter Agreement shall confer upon or give to, or be construed to confer upon or give to, any other person (including, without limitation, any Keystone stockholders, directors, employees, officers or creditors or any successors thereto or assigns thereof, or any third party claiming by or through any of the foregoing) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Keystone to enforce, the obligations of Contran hereunder or any other provisions of this Letter Agreement.

10.           This Letter Agreement will be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Please indicate your agreement and acceptance of the foregoing by signing below.

Sincerely,

Contran Corporation

By:  Bobby D. O’Brien
        Vice President & Chief Financial Officer

Agreed and accepted:

Keystone Consoldated Industries, Inc.

By:  Bert E. Downing, Jr.
        Vice President, Chief Financial Officer,
        Corporate Controller and Treasurer